Exhibit 99.1

April 20, 2021 OTCQB: SVBL, TSX: SVB

SILVER BULL ANNOUNCES VOTING RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

VANCOUVER, BC – (April 20, 2021) – Silver Bull Resources, Inc. (TSX: SVB, OTCQB: SVBL) (“Silver Bull” or the “Company”) announces the detailed voting results of the proposals considered at its annual meeting of shareholders held on April 19, 2021 (the “Meeting”). A total of 18,265,547 or 54.17% of the Company’s issued and outstanding shares were represented at the Meeting.

Most critically, the Meeting included a proposal for shareholders to approve and adopt amended and restated articles of incorporation of the Company to increase the number of authorized shares of Silver Bull common stock from 37.5 million to 150.0 million and to make certain non-substantive amendments, which required the approval from a majority of the outstanding shares of Silver Bull common stock. The voting results were as follows:

Proposal	Votes For	Votes For as a % of Outstanding Shares	Votes Against	Votes Against as a % of Outstanding Shares	Votes Abstain	Votes Abstained as a % of Outstanding
Increase Authorized Shares of Common Stock	16,880,642	50.07%	1,275,301	3.78%	109,604	0.32%

As a majority of the outstanding shares of Silver Bull common stock was received in favour of the proposal, it was approved.

President and CEO, Tim Barry stated: “We would like to thank those shareholders who took the time to vote on this matter, which is vital to the future growth and advancement of the Company. We see great potential for the Company’s Sierra Mojada project, and with the ability to seek equity financing at Silver Bull, we will be focused on continuing its advancement.

Additionally, we look forward to advancing the Beskauga project in Kazakhstan in our new subsidiary, Arras Minerals Corp., for which we recently completed a private placement financing, and are commencing a drill program in the coming months.”

In addition to the above-noted proposal, the following nominees, as listed in Silver Bull’s proxy statement, were re-elected as directors of the Company:

Director	Votes For	%	Withheld Votes	%
Timothy Barry	13,204,076	96.83%	429,612	3.17%
Brian Edgar	13,126,121	97.00%	406,131	3.00%
Daniel Kunz	13,127,731	97.01%	404,521	2.99%
John McClintock	13,192,038	97.49%	340,214	2.51%

Silver Bull is also pleased to announce that the Company’s shareholders have ratified and approved the appointment of Smythe LLP, as the Company’s independent registered public accounting firm, for the fiscal year ending October 31, 2021 (18,080,515 or 98.98% voted “For”, 66,260 or 0.36% voted “Against” and 118,772 or 0.65% abstained from voting).

Finally, the Company’s shareholders voted to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (12,538,304 or 92.65% voted “For”, 740,928 or 5.47% voted “Against”, and 253,020 or 1.86% abstained from voting).

Full details of the proposals are fully described in the Company’s definitive proxy statement filed on February 23, 2021 available on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov.

About Silver Bull

Silver Bull is a Vancouver-based mineral exploration company whose shares are listed on the TSX and trade on the OTCQB in the United States. Silver Bull owns the Sierra Mojada Project which is located 150 kilometers north of the city of Torreon in Coahuila, Mexico, and is highly prospective for silver and zinc. Sierra Mojada is currently under a joint venture option with South32 International Investment Holdings Pty Ltd. In addition, Silver Bull’s subsidiary, Arras Minerals Corp., holds an Option Agreement to acquire the Beskauga Copper-Gold Project, located in North Eastern Kazakhstan.

On behalf of the Board of Directors

“Tim Barry”

Tim Barry, CPAusIMM

Chief Executive Officer, President and Director

INVESTOR RELATIONS:

+1 604 687 5800

info@silverbullresources.com

Cautionary note regarding forward looking statements: Certain statements in this news release are “forward-looking” within the meaning of applicable securities legislation. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “continue”, “plans” or similar terminology. Forward-looking statements include, but are not limited to, statements relating to the potential for the Company’s Sierra Mojada project, the ability to seek equity financing at Silver Bull, and the future advancement of the Company’s Sierra Mojada and Beskauga projects. Forward-looking statements are necessarily based upon the current belief, opinions and expectations of management that, while considered reasonable by the Company, are inherently subject to significant business, economic, competitive, political and social uncertainties and other contingencies. Many factors could cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, among others, market prices, metal prices, availability of capital and financing, general economic, market or business conditions, as well as other risk factors set out under the heading “Risk Factors” in the Annual Report on Form 10-K for the year ended October 31, 2020, which is available on SEDAR at www.sedar.com. Investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.